UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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DATARAM CORPORATION

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Dear Dataram Shareholder:

As we arrive at the halfway point of this decade, one thing remains very clear: the business environment for memory solutions remains as volatile and competitive as it has ever been. Increasing standardization, new technologies, and evolving markets continue to drive operating complexity and broaden strategic challenges. Yet, feedback from our customers has reaffirmed what we have always known, that, even in this hyper-competitive environment, it is not about having the lowest unit price that secures and maintains the relationship; it’s about being able to deliver the lowest total cost of ownership in a consistent and service-oriented manner.

We entered FY2015 with great uncertainty. By the end of Q2 (Oct. 2014), the Company had exhausted its financial lifelines and was distressed. With investor support and a new leadership team, Dataram re-focused its efforts to concentrate on what it does best, and has done extremely well since incorporating in 1967 – delivering customized memory solutions into complex technical environments for our business customers around the globe.

In late January 2015, and with new leadership, the Company began aggressively streamlining operations to establish the foundation for global growth, while maximizing shareholder value. The last nine months have not been an easy journey – we made many difficult and necessary decisions to ensure the Company remained viable and relevant. Since January, we have:

•	Reset the business strategy: we terminated the agreement with AMD and exited the consumer business. We consolidated the strategies and operations of four entities under a unified Dataram umbrella to leverage Dataram’s brand, unified manufacturing and support functions, and streamlined executive reporting.
•	Transformed our go-to-market efforts: we realigned the global sales team, added sales talent, deployed a new customer relationship management (CRM) solution, and developed and communicated a new value proposition to business partners and customers. The Company engaged partners to extend sales operations into geographies and segments where we did not have an active presence, and to assist us to penetrate further into principal territories and segments where we already did have a presence.
•	Reduced operating costs: we implemented aggressive efforts to increase the efficiency of our operations and improve the affordability of our products and services. We believe that these operational improvements can potentially generate nearly $4.0 million in annual cash savings, and include organizational realignment, space reduction, network optimization, benefits improvements, contract renegotiation, and improved purchasing and supply management.

•	Improved Corporate Governance: we updated all documents governing the Board of Directors and its committees as well as the Company’s Code of Ethics. We have updated countless operating and financial policies, and added experienced business, financial, and technology leaders to the Board of Directors.

These efforts have resulted in quantifiable bottom line improvements; a leaner, more flexible workforce, who can better respond to market and customer needs; and a strategy designed to facilitate partnerships and development of M&A strategies. They have also afforded us optimum strategic flexibility.

While satisfied with the operational outcomes, notably those delivered between February and April (Q4 of 2015), we are not pleased with the pace of our financial progress as we enter 2016. With ambitious plans, we intend to continue to align our efforts and execution to so that 2016 may be even more impactful for our shareholders, customers, and employees than any in the recent past. In short, 2016 is all about execution – setting the direction and focusing our people, resources, and the broader organization to deliver results. To that end, we have established five key strategic priorities for 2016:

1.	Improve Corporate Governance
2.	Establish Powerful Market Touch Points
3.	Focus on Talent Management
4.	Pursue Organic and Inorganic Growth
5.	Improve Financial Performance

#1 – Improve Corporate Governance

Dataram’s governance needed an overhaul and we have been doing just that. We started by updating the Code of Ethics and Corporate Governance Documents, amending and updating all Committee Charters, and tightening our processes. As part of this, we have worked to balance the Board’s need for conformance (i.e. compliance with legislation, regulation, and codes of practice) with performance aspects of its work (i.e. improving the performance of the organization through strategy formulation and policy making). This requires and compels us to ensure that all of our Directors are of high caliber and that the Board is using current and compliant processes and procedures. Poor internal processes and procedures can lead to inadequate access to information, poor communication, and uninformed decision making, resulting in a high level of dissatisfaction among directors. To this end, Dataram has and will continue to make enhancements to Board meeting processes, meeting agendas, Corporate Governance documents of the Board, and the Board’s committee structure to ensure we have the highest performing Board possible. As part of these efforts, we are proposing that our Shareholders approve the Company’s re-incorporation into the State of Nevada including updated charter and bylaws reflective of this reincorporation, reduction in the par value of our Common Stock from $1.00 to $0.001 per share, and an amendment of the Company’s Certificate of Incorporation to implement a Reverse Stock Split of the Company’s common stock at a ratio of not less than 1 for 2 and not more than 1 for 10, within the discretion of the Board of Directors.

We will also continue to improve the skills of our Directors and ensure we nominate those who represent an appropriate balance between Directors with experience and knowledge of the organization and Directors with specialist expertise or fresh perspective. Directors will also be considered on the additional qualities they possess and notably, their “behavioral competencies”, as these qualities will influence the relationships around the boardroom table, between the Board and management, and between Directors and key stakeholders. In short, we are building a world-class governance program. As such, we are proposing that our Shareholders approve the Company’s proposed nominees for the Board of Directors as set forth in the proxy statement.

#2 – Establish Powerful Market Touch Points

We want to be easy to do business with. Even as the market becomes increasingly competitive and our product and services portfolio expands, we are working to ensure we present a consistent image to the market. This image will help our customers (current and prospective) and our partners understand how they can benefit from more than the products and services that we offer; it will help them understand how they can also benefit from the depth and breadth of our experiences and our relationships. We see significant opportunities to sell more effectively in the short term and to develop more compelling solutions in the medium term. To be successful, we need to drive our product and sales teams to collaborate across boundaries more than ever before and to work directly with our customers and partners.

#3 – Focus on Talent Management

We are realigning ourselves and working to build a world-class team. We have enjoyed retention of high performers and, after making difficult decisions, started to add people in key roles. We have also diversified our workforce and maintained an inclusive culture. We are implementing a performance measurement system, updating our employment value proposition, and upgrading our approach to career management to ensure all of our talent management approaches remain on the leading edge of practice. We are proposing the Shareholders approve to amend the Company’s 2014 Equity Incentive Program in order to both increase the number of shares available for issuance and to limit the pool of individuals who are considered eligible participants to officers, directors and employees of the Company. This program will permit employees, officers and directors to acquire equity in the Company and to promote growth and profitability of the Company by attracting and retaining key employees. Simply put, working at Dataram provides an opportunity to serve top companies working alongside top talent.

#4 – Pursue Organic and Inorganic Growth

We are refocusing the business and emphasizing profitable growth. We have launched Dataram’s “Consult, Care and Customize” approach which has reaffirmed our strengths and improved our market position. We are expanding relationships with existing customers and are continuing to establish relationships with new customers. We are enhancing our sales capacity by hiring talent, engaging local resources, and working with partners in North America, Europe, and Asia.

In addition to growing organically, we anticipate pursuing mergers and acquisitions, establishing partnerships, and developing alliances, where appropriate and financially beneficial (and profitable). While we have no current plans in connection with the foregoing, we are asking our shareholders to approve the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below market price of our common stock in accordance with Nasdaq Marketplace Rule 5635(d) and an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock and preferred stock to 100,000,000 shares from 54,000,000 shares and 15,000,000 shares from 5,000,000 shares, respectively, in order to provide management with more flexibility. The majority of these investment funds and increase in authorized shares are intended to support the Company’s pursuit of growth opportunities.

#5 – Improve Financial Performance

We will continue to reduce costs, increase transparency, improve compliance, and tighten controls. While we have made great strides since late January – restructuring our organization, reducing our facility footprint, and reducing our operating costs – there is more to do as we transform Dataram. We intend to refine our purchasing and supply management process, and streamline our manufacturing capabilities, while improving overall service to our customers. We need to move quickly to anticipate and respond to shifts in the market, and in turn become even more flexible and agile. We will continue to simplify – reduce complexity and increase agility – to become more competitive. These actions will afford us the flexibility, speed, and focus to capitalize on market opportunities, to drive growth, and to enhance shareholder value. This will also help us control costs and free up resources to invest in the four other priorities outlined above as part of a managed capital allocation process with the intent of maximizing our potential and helping ensure Dataram has the operational and financial scale to thrive.

In Closing

In the seven years between May 2008 and April 2015, Dataram lost an average of $4.7 million per year. This was a bleak period in the Company’s otherwise respectable history. In January 2015, we took immediate, decisive, and aggressive actions to significantly improve business performance. We established ambitious goals and the Dataram team rose to the occasion. Since late January, we have removed nearly $4.0 million in annual cash costs and established our “top 5” priorities for FY2016.

As we exit FY2015, we do so knowing that we have not only established a strong foundation from which to grow, but we have also reignited the entrepreneurial spirit upon which the Company was founded nearly 50 years ago. In the last few months, we have demonstrated flexibility and nimbleness in the market, which our customers rightfully demand. It is also imperative that we deliver quantifiable results to our Shareholders. Failure is not an option.

We are reinventing ourselves, and look forward to a strong future. By sustaining focus on our strategic priorities and aggressively managing their execution, we believe we will be able to deliver on our promises made in FY2015 and beyond. It is darkest before the dawn, and the dawn has started to break. We believe our best days are ahead of us.

Thank you for your continued support.

~ Dave

David A. Moylan

Chairman and Chief Executive Officer

Forward-Looking Statements

This letter contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this letter are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.